EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is hereby entered into by and between MARY M. COVINGTON, a resident of the State of Georgia (the “Executive”) and WEST GEORGIA NATIONAL BANK, a national banking association (the “Bank”) and the Bank’s sole shareholder, WGNB CORP., a Georgia Bank Holding Company (“WGNB”).

WHEREAS, the Executive is a new employee of the Bank and WGNB; and

WHEREAS, the Bank, WGNB and the Executive desire to enter into a new written agreement to replace her current employment agreement and document the complete terms and conditions pursuant to which the Executive shall continue to be employed by WGNB and the Bank; and

WHEREAS, the Bank, WGNB and the Executive intend that this Agreement will supersede any and all previous oral or written employment agreements between WGNB, the Bank and the Executive;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
DEFINITIONS

As used in this Agreement, the following words and/or phrases shall have the meanings set forth below unless a different meaning plainly is required by the context:

1.1  Agreement shall mean this Employment Agreement between the Bank, WGNB and the Executive.

1.2  Affiliate shall mean any parent, brother-sister or subsidiary corporation of the Bank or WGNB, any joint venture in which the Bank or WGNB owns at least a 50 percent interest, and any partnership, limited liability partnership or limited liability corporation in which the Bank or WGNB or any of its wholly-owned subsidiaries owns at least a 50 percent interest.

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1.3  Bank shall mean West Georgia National Bank, a national banking association.

1.4  Base Salary shall mean the annual base compensation paid to the Executive as provided in Section 3.1.

1.5  Board shall mean the Board of Directors of WGNB and/or the Bank.

1.6  Business of the Bank shall have the meaning ascribed to it in Section 4.10(a).

1.7  Business Opportunities shall mean any specialized information or plans of WGNB and/or the Bank concerning the business of WGNB and/or the Bank, including but not limited to, the financing of or investment in any target person or business, or the availability of any such business, by WGNB and/or the Bank, together with all related information concerning the specifics of any contemplated acquisition, purchase or investment (including price, terms, and the identity of such business) regardless of whether WGNB or the Bank has entered any agreement, made any commitment, or issued any bid or offer to such business.

1.8  Cause shall mean (i) the Executive’s willful failure to perform her material duties and responsibilities; (ii) the Executive’s unlawful or willful misconduct which is economically injurious to WGNB or the Bank or to any entity in control of, controlled by or under common control with WGNB, the Bank and its successors; (iii) the Executive’s conviction of, or a plea of guilty or nolo contendere, to a felony charge; (iv) habitual drug or alcohol abuse that impairs the Executive’s ability to perform the essential duties of her position; (v) the Executive’s removal and/or permanent prohibition from participating in the conduct of the Bank or WGNB by an order issued under Section 8(e)(4) or 8 (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)); (vi) the Executive’s willful disclosure to unauthorized persons of Confidential Information or Trade Secrets of WGNB or the Bank; or (vii) the Executive’s failure to comply with the Code of Ethics or other personnel policies of WGNB and/or the Bank provided such failure is economically injurious to WGNB or the Bank or to any entity in control of, controlled by or under common control with WGNB, the Bank.

1.9  Change in Control shall mean the occurrence of any one of the following events:

(i) Change in Ownership. A change in the ownership of WGNB or the Bank (each being individually referred to in this Section as a “Corporation”) that occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of a Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such Corporation. However, if any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of such Corporation (or to cause a change in the effective control of such Corporation (within the meaning of subsection (ii) herein). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which a Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This applies only when there is a transfer of stock of a Corporation (or issuance of stock of a Corporation) and stock in such Corporation remains outstanding after the transaction.

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(ii) Change in Effective Control. A change in the effective control of a Corporation that occurs on the date that either:

(A)  Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such Corporation possessing 35 percent or more of the total voting power of the stock of such Corporation; or

(B)  a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii) Change in Ownership of a Substantial Portion of Assets. A change in the ownership of a substantial portion of a Corporation’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from such Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of such Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

In determining whether a Change in Control has occurred, the following rules shall apply:

(A) Stock Attribution Rules. For purposes of this section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option. In addition, mutual and cooperative corporations are treated as having stock for purposes of this subsection.

(B) Persons Acting as a Group. For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same Corporation at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with one of the Corporations. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

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(C) Transfers to a Related Person. There is no Change in Control event with respect to subsection (iii) when there is a transfer by a Corporation to an entity that is controlled by the shareholders of the transferring Corporation immediately after the transfer. A transfer of assets by a Corporation is not treated as a change in the ownership of such assets if the assets are transferred to:

(1)  A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)  An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(3)  A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or

(4)  An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (3).

For purposes of this subsection (C) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor Corporation has no ownership interest before the transaction, but which is a majority owned subsidiary of the transferor Corporation after the transaction is not treated as a change in the ownership of the assets of the transferor Corporation.

1.10  Code shall mean the Internal Revenue Code of 1986, as amended.

1.11  Committee shall mean the Executive Compensation and Management Succession Committee of the Board, or such other committee to which the Board delegates authority regarding executive compensation.

1.12  Confidential Information shall mean, other than Trade Secrets, any data or information, which (a) the Bank and/or WGNB marks or otherwise identifies as “confidential” or (b) is of tangible or intangible value to the Bank and/or WGNB and not generally known by the public. Confidential Information shall include, but not be limited to, the taking of deposits, making loans and extensions of credit, cashing checks, and other Business of the Bank, any information pertaining to the identity of customers, depositors, or borrowers served by the Bank, Business Opportunities of the Bank, the details of this Agreement, WGNB’s and the Bank’s business, marketing and acquisition plans and financial statements and projections, and the costs of the services the Bank may offer or provide to the customers, depositors or borrowers it serves, to the extent such information is material to WGNB and the Bank and not generally known to the public.

1.13  Disability  means the Executive’s eligibility to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of WGNB or the Bank due to a medically-determinable physical or mental impairment, or if no such plan is applicable, the Executive ’s inability to engage in any substantial gainful activity due to a medically-determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

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1.14  Effective Date shall mean the date of closing of the merger between First Haralson Corporation and WGNB Corp.

1.15  ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.16  Executive shall mean Mary M. Covington.

1.17  Good Reason shall mean:

(a) A reduction of the Executive’s Base Salary unless substantially similar reductions are applicable to other executive officers of the Bank; or

(b) Without the express written agreement of the Executive, any assignment or change in duties that would require the relocation of the Executive’s work place to a location that is either (i) more than fifty (50) miles from the Executive’s work place immediately prior to such assignment; provided however, the relocation of the Executive’s work place must also increase the regular commute distance between the Executive’s resident and work place by more than fifty (50) miles (one-way); or (ii) inside the Interstate 285 perimeter around Atlanta, Georgia; or

(c) The assignment to the Executive of any duties inconsistent with the Executive’s position (including offices and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by WGNB or the Bank which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank or WGNB promptly after receipt of notice thereof given by the Executive; or

(d) Any failure by WGNB or the Bank to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Bank or WGNB promptly after receipt of notice thereof given by the Executive; or

(e) Any failure of the Bank to pay Base Salary, a Bonus (as defined in Section 3.3), or a Profit Sharing Bonus (as defined in Section 3.3), but only to the extent that such Base Salary, Executive Bonus or Profit Sharing Bonus has in fact become due and payable in accordance with the terms of the applicable bonus plan or program or this Agreement; or

(f) After the date of a Change in Control, any material reduction, in the aggregate, by WGNB or the Bank in the basis and/or level of the plans, programs, policies and practices, and benefits, that are described in this Agreement and that were maintained and/or provided during the ninety (90) day period immediately preceding the date of the Change in Control.

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For the purposes of this Agreement, if the Executive’s title with WGNB is altered, such alteration or change alone shall not constitute Good Reason, unless such an alteration or change disqualifies the Executive from serving as Chairman of the Community Bankers Association..

1.18  Term shall mean the period during which this Agreement is wholly effective, as more fully described in Section 2.4.

1.19  Termination Date shall mean the last day of actual employment of the Executive by WGNB or the Bank.

1.20  Trade Secret shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement of WGNB or the Bank that is valuable and secret (in the sense that it is not generally known to competitors of WGNB and the Bank) and any information that meets the definition of “trade secret” under the Georgia Trade Secrets Act of 1990, O.C.G.A. §10-1-760 through §10-1-767.

1.21  WGNB shall mean WGNB Corp., a Georgia bank holding company.

2.

DUTIES AND AUTHORITY

2.1  Duties and Authority. The Executive is engaged and agrees to perform services for and on behalf of the Bank as its Executive Vice President and Vice Chairman of its Board , and for and on behalf of WGNB Corp. as its Executive Vice President and Vice Chairman of its Board and shall report directly to the President of WGNB and the Bank. The Executive shall have such duties and authority as customarily performed by persons acting in such capacities or as may be assigned to her by the Bank’s or WGNB’s bylaws or by the President. The Executive agrees to perform such duties diligently and efficiently and in accordance with the reasonable directions of the President. The Executive shall conduct herself at all times in a business-like and professional manner as appropriate for her position and shall represent WGNB and the Bank in all respects in compliance with good business and ethical practices. In addition, the Executive shall be subject to and abide by the policies and procedures of WGNB and the Bank applicable to personnel of WGNB and the Bank, as may be adopted from time to time.

2.2  Best Efforts. During the term of this Agreement, the Executive shall devote her full business attention, energies and best efforts to rendering services on behalf of WGNB and the Bank (or subsidiaries or Affiliates thereof), and shall not engage in any outside employment without the express written consent of the Board or as otherwise expressly provided herein. Notwithstanding the foregoing, the Executive is not prohibited (a) from investing or trading in stocks, bonds, commodities or other forms of investment, including real property, so long as the Executive does not (i) own more than two percent (2%) of the outstanding ownership interest of an entity, and (ii) “participate” (within the meaning of Treas. Reg. §§1.469-5(f) and 1.469-5T(f), as in effect as of the date this Agreement is executed) in such investments, unless such investment is approved by the Board or the Executive Committee of the Board in advance or shown on Exhibit “B” hereto or (b) from engaging in any activity approved by the Board or the Executive Committee of the Board in advance or shown on Exhibit “B” hereto.

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2.3  Outside Activities. The Executive may devote time to the management of her personal affairs and may pursue personal interests so long as such activities do not interfere with the Executive’s performance of her duties hereunder, and the Executive may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of her duties hereunder. The Executive may also participate in any interest or activity which is approved in writing by the President of WGNB or the Bank subject only to such conditions and limitations as may be specified by the writing granting the approval to the interest or activity. At least once each year during the term of this Agreement, and at any time upon the President’s request, the Executive shall provide a full disclosure to the President of her participation in any industry, civic and charitable activities (including service on corporate or charitable boards of directors or trustees). Prior to pursuing or accepting any activity other than those in which she is engaged on the Effective Date, the Executive agrees to discuss such activity with the President.

2.4  Term. The Term of this Agreement shall be the period during which this Agreement (including any amendments and/or extensions of this Agreement) remains effective. The Term of this Agreement shall commence on the execution date hereof and shall expire on December 31, 2009, subject to earlier termination only as provided in this Agreement.

3.

COMPENSATION AND BENEFITS

3.1  Annual Base Salary. The Bank shall pay to the Executive as compensation for her services provided hereunder a base salary of $75,000 per year (“Base Salary”), payable in accordance with the Bank’s normal payroll procedures. The Committee shall review the Executive’s Base Salary annually, and in its sole discretion, subject to approval of the Board, may increase the Executive’s Base Salary from year to year. The Committee shall not decrease the amount of the Executive’s Base Salary unless substantially similar decreases are applicable to other executive officers of the Bank or WGNB. The annual review of the Executive’s salary by the Committee will consider, among other things, the Executive’s own performance as well as WGNB’s and the Bank’s performance.

3.2  Signing Bonus. As soon as practicable following the execution of this Agreement, the Executive shall receive a single lump-sum payment in the amount of $183,000.00.

3.3  Annual Incentive Compensation. The Executive shall be eligible to participate in any annual short-term incentive compensation program that the Committee and/or the Board shall approve for her for any particular year or incentive period (the “Bonus”). For each full or partial calendar year during the Term, the Executive’s Bonus shall be $30,000.00. In addition, for each full or partial calendar year during the Term, the Executive shall be eligible to participate in the annual profit sharing bonus program that is available to all employees of the Bank (the “Profit Sharing Bonus”).

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3.4  Long-Term Incentive Compensation. The Executive shall be eligible to participate in any long-term incentive compensation program and/or equity-based compensation program that the Committee and/or the Board shall approve for her for any particular year or period. Any grants or awards of equity-based compensation shall be governed by the terms and conditions of the plan or plans under which such grants are made.

3.5  Employee Benefit Plans and Policies. The Executive shall be entitled to participate in each employee benefit plan, policy or arrangement which is sponsored, maintained or contributed to by the Bank and in which current similarly-situated officers of the Bank may participate, in accordance with the terms and provisions of such plans and on the same terms and conditions as other similarly-situated officers of the Bank. Contributions by the Executive to such plans shall be required only to the extent required of other similarly-situated officers of the Bank.

3.6  Term Life Insurance Policy. If the Executive is determined to be insurable by an insurance company of the Bank’s choosing, the Bank shall, on the Executive’s behalf, both obtain and pay the premiums of a term-life insurance policy until the Executive’s death. Such policy shall pay a death benefit in an amount that is no less than an amount equal to the death benefit that would have been payable on the death of the Executive pursuant to the life insurance plan maintained by the First National Bank of Georgia immediately prior its acquisition by WGNB less the death benefit payable under the life insurance plan maintained by the Bank (the “Policy Amount”). In the event that the insurance company determines that the Executive is not insurable, the Bank will pay to the Executive an amount equal to the premiums necessary to obtain term life insurance coverage for the above Policy Amount and continue such coverage in effect until the Executive’s death, payable in accordance with the Bank’s normal payroll procedures.

3.7  Automobile Allowance. The Bank shall provide the Executive with a monthly cash allowance in the amount of $800.00 for the purpose of reimbursement of expenses related to the use of an automobile for business purposes. The Executive shall otherwise be solely responsible for all costs and liabilities related to such automobile, including but not limited to lease and/or purchase payments, insurance, maintenance, gasoline/oil and repair costs, subject, however, to the Executive’s right to seek reimbursement for business mileage pursuant to Section 3.9.

3.8  Club Dues. For general business purposes (and not as compensation to the Executive), the Bank shall pay the Executive’s periodic dues for membership in the Sunset Hills Country Club and for membership in the Carrollton Rotary Club and, as approved by the Committee, other various civic clubs and other organizations.

3.9  Expense Reimbursement. The Bank shall reimburse the Executive for reasonable and necessary travel and other business related expenses, including cellular phone expenses and charges, incurred by her in performance of the business of the Bank in accordance with the Bank’s standard expense reimbursement practices and policies in existence from time to time, subject to such dollar limitations, verification and record keeping requirements as may be established from time to time by the Bank.

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3.10  Withholding, FICA, FUTA, Etc. Any amount to be paid to the Executive under the provisions of this Agreement for her services rendered as an employee and which represents taxable income to her shall be subject to, and reduced by, withholding for any applicable federal, state or local taxes imposed by law, including, but not limited to, employment taxes imposed under Subtitle C of the Code.

4.

RESTRICTIVE COVENANTS

4.1  Confidentiality. In the Executive’s position as an executive officer of WGNB and the Bank, the Executive has had and will have access to Confidential Information, Trade Secrets and other proprietary information of vital importance to WGNB and the Bank and has and will also develop relationships with customers, employees and others who deal with WGNB and the Bank which are of value to the Bank and WGNB. WGNB and the Bank require as a condition of Executive’s employment that Executive agree to certain restrictions on Executive’s use of the proprietary information and valuable relationships developed during Executive’s employment with WGNB and the Bank. WGNB, the Bank and the Executive therefore agree and acknowledge that WGNB and the Bank may entrust the Executive with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities, customer lists, and personnel matters. The Executive acknowledges that she shall bear a fiduciary responsibility to WGNB and the Bank to protect such information from use or disclosure that is not necessary for the performance of Executive’s duties hereunder, as an essential incident of the Executive’s employment with WGNB and the Bank.

4.2  Exclusions. Notwithstanding the definitions of Trade Secrets, Confidential Information and Business Opportunities set forth in Section 1, Trade Secrets, Confidential Information and Business Opportunities shall not include any information that:

(a)  is or becomes generally known to the public;

(b) is developed by Executive after termination of employment through entirely independent efforts;

(c) the Executive obtains from an independent source having a bona fide right to use and disclose such information;

(d) is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(e) the Bank or WGNB approves for unrestricted release by express written authorization.

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4.3  New Developments. Any discovery, invention, process, development, concept, work of authorship, improvement or Trade Secret, whether or not patentable or registrable under copyright or similar laws, which the Executive, solely or jointly, conceives or develops, reduces to practice, or causes to be conceived or developed or reduced to practice, during the term of this Agreement in connection with or in any way affecting or relating to the business of WGNB or the Bank or any of its Affiliates (as then carried on or under active consideration) shall forthwith be disclosed to WGNB and the Bank and shall belong to and be the absolute property of WGNB and the Bank. The preceding sentence does not apply to any invention for which no equipment, supplies, facility, or Trade Secret information of WGNB or the Bank was used and which was developed entirely on the Executive’s own time, unless the invention relates directly to the business of the Bank or WGNB or its Affiliates or to its or their actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for WGNB or the Bank.

4.4  Security Measures. During the Executive’s employment with WGNB and the Bank, the Executive is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities of WGNB and the Bank.

4.5  Use and Return of Documents and Property. The Executive acknowledges that in the course of her employment with WGNB and the Bank, she will have the opportunity to inspect and use certain property, both tangible and intangible, of WGNB and the Bank and its Affiliates. All such property shall remain the exclusive property of WGNB, the Bank and its Affiliates, and the Executive has and shall have no right or interest in such property. The Executive shall use WGNB’s and the Bank’s property only during employment and only in the performance of her job and to further WGNB’s and the Bank’s interests, and she will not remove such property from the Bank’s premises except to the extent necessary to perform her duties and to the extent approved by the Bank and/or WGNB, either expressly or generally under its policies. Upon the request of WGNB or the Bank, and, in any event, promptly upon the Executive’s Termination Date, the Executive shall return to the Bank all property of the Bank and WGNB including, but not limited to, memoranda, notes, records, data, books, manuals, computer programs, audio-visual materials, correspondence, lists, every piece of information recorded in any form, including all copies of such materials, identification cards, credit cards, parking cards, badges, keys, computers, phones, fax machines, and all other tangible property.

4.6  Nonsolicitation of Customers, Borrowers or Depositors. The Executive agrees that during the term of her employment with WGNB and the Bank, she will not, directly or indirectly, without the Bank’s prior written consent, contact any customer, depositor or borrower of the Bank or any of its Affiliates for business purposes unrelated to furthering the Business of the Bank. Executive further agrees that for a period of twenty-four (24) months following her Termination Date, she will not directly or indirectly, (a) contact, solicit or divert, or attempt to contact, solicit, divert or take away, any customer, depositor or borrower of the Bank or its Affiliates for purposes of, or with respect to, providing such customer, depositor or borrower services which constitute the Business of the Bank; or (b) take any affirmative action with a customer, depositor or borrower of the Bank or its Affiliates for the purposes of providing a customer, depositor or borrower to a business competing with the Bank or its Affiliates. The prohibitions of the preceding sentence shall apply only to customers, depositors or borrowers of the Bank with whom the Executive had Material Contact during her term of employment. For purposes of this Agreement, the Executive had “Material Contact” with a customer, depositor or borrower if (a) she had business dealings with the customer, depositor or borrower on the Bank’s behalf; (b) she was responsible for supervising or coordinating the dealings between the Bank and the customer, depositor or borrower; or (c) she obtained Confidential Information about the customer, depositor or borrower as a result of her association with the Bank.

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4.7  Nonsolicitation of Employees. The Executive agrees that during her employment with WGNB and the Bank and for twenty-four (24) months after her Termination Date, the Executive will not, directly or indirectly, solicit or attempt to recruit or hire any employee of WGNB or the Bank or its Affiliates to provide services similar to those performed by the employee for WGNB or the Bank on behalf of another entity or person.

4.8  Nondisclosure of Trade Secrets. Except to the extent reasonably necessary for the Executive to perform her duties for WGNB and the Bank, the Executive shall not, directly or indirectly, disclose, communicate, transfer, copy for, or otherwise convey to any person, use in any way, or negligently permit any unauthorized person who is not an employee of WGNB or the Bank to use, disclose or gain access to any Trade Secrets of WGNB or the Bank or its Affiliates, or any other person or entity making Trade Secrets available for WGNB’s or the Bank’s use, for so long as such Trade Secrets remain “trade secrets” under applicable state law.

4.9  Nondisclosure of Confidential Information. During the term of her employment with WGNB and the Bank and for a period of three (3) years following the Executive’s Termination Date, except to the extent reasonably necessary for the Executive to perform her duties for WGNB and the Bank, the Executive shall not, without the prior written consent of WGNB or the Bank, directly or indirectly, disclose, communicate, transfer, copy for, or otherwise convey to any person, use in any way, or negligently permit any unauthorized person who is not employed by the Bank or WGNB to use, disclose or gain access to, for personal benefit or the benefit of others, any Confidential Information of WGNB or the Bank or its Affiliates, which remains competitively sensitive.

4.10  Covenant Not to Compete.

(a) Territories: WGNB transacts business as a bank holding company with the Bank as its subsidiary bank which accepts deposits, makes loans, cashes checks and otherwise engages in the business of banking (“Business of the Bank”). WGNB and the Bank do business in the counties of Carroll, Douglas, Paulding and Haralson in the State of Georgia, and Executive performs the duties described in Section 2.1 throughout those counties. Executive has established business relationships and performs the duties described in Section 2.1 in the geographic area covered by the counties of Carroll, Douglas, Paulding and Haralson in the State of Georgia.

(b) Covenants: For a period of twenty-four (24) months after the termination of her employment with WGNB and the Bank, Executive shall not directly or indirectly provide the duties described in Section 2.1 of this Agreement (including as an advisor, consultant, or independent contractor) for any entity or person conducting the Business of the Bank within the counties of Carroll, Douglas, Paulding and Haralson in the State of Georgia.

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4.11  Notification of Subsequent Employment. During a period of one (1) year after the termination of the Executive’s employment with WGNB and the Bank, Executive shall notify WGNB and the Bank in writing of the name and address of the Executive’s new employer and the Executive’s functions with her new employer within thirty (30) days after accepting employment with any other corporation, partnership, association, person, organization or other entity.

4.12  Reasonableness. Executive has carefully considered the nature and extent of the restrictions upon her rights and the rights and remedies conferred on the Bank under this Agreement, and the Executive hereby acknowledges and agrees that:

(a) the restrictions and covenants contained herein, and the rights and remedies conferred upon WGNB and the Bank, are necessary to protect the goodwill and other value of the business of WGNB and the Bank;

(b) the restrictions placed upon the Executive hereunder are fair and reasonable in time, will not prevent her from earning a livelihood, and place no greater restraint upon the Executive than is reasonably necessary to secure the business and goodwill of WGNB and the Bank;

(c) WGNB and the Bank are relying upon the restrictions and covenants contained herein in continuing to make available to the Executive information concerning the Business of the Bank and WGNB;

(d) Executive’s employment hereunder places her in a position of confidence and trust with WGNB and the Bank and its employees, customers, depositors and borrowers; and

(e) the provisions of this section shall be interpreted so as to protect the Confidential Information, and to secure for WGNB and the Bank the exclusive benefits of the work performed on behalf of WGNB and the Bank by the Executive under this Agreement, and not to unreasonably limit her ability to engage in employment and consulting activities in noncompetitive areas which do not endanger WGNB’s and the Bank’s legitimate interests expressed in this Agreement.

4.13  Remedy for Breach. Executive acknowledges and agrees that her breach of any of the covenants contained in this Article of this Agreement will cause irreparable injury to WGNB and the Bank and that remedies at law available to WGNB and the Bank for any actual or threatened breach by the Executive of such covenants will be inadequate and that WGNB and the Bank shall be entitled to specific performance of the covenants in this Article or injunctive relief against activities in violation of this Article by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity or proving actual damages. This provision with respect to injunctive relief shall not diminish the right of WGNB and the Bank to claim and recover monetary damages against the Executive for any breach of this Agreement, in addition to injunctive relief. The Executive acknowledges and agrees that the covenants contained in this Article shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by the Executive against WGNB or the Bank, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by WGNB and the Bank of said covenants.

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5.

TERMINATION OF EMPLOYMENT

5.1  Termination by WGNB.

(a) For Cause. Except as otherwise provided in this 5.1 and as provided in Section 5.3, during the Term of this Agreement, WGNB or the Bank may only terminate the Executive’s employment for Cause. Such termination shall be effective immediately upon written notice to the Executive. In the event of the Executive’s termination pursuant to this Section 5.1(a), the Executive shall be entitled to any earned but unpaid Base Salary, any accrued but unused vacation, any earned but unpaid Bonus for the fiscal year which ended prior to the Termination Date, any unpaid Profit Sharing Bonus for the fiscal year which ended prior to the Termination Date, and unreimbursed expenses through the Termination Date. Subject to the waiver of claims as provided in Section 5.1(d), the Executive shall also be entitled to continued coverage under the Bank’s group health plan as provided in 5.1(c). Except as provided under Sections 3.6, 5.5 and 5.6 and as required by law, Executive shall not be entitled to any other compensation, bonus, severance pay or post-termination benefits. Other than the amounts payable pursuant to Sections 3.6 and 5.1(c), all amounts payable pursuant to this Section 5.1(a) shall be paid in a single-sum cash payment as soon as practicable after the Termination Date.

(b) Upon Change in Control. During the twelve (12) month period immediately following the date of the Change in Control, the Executive may be terminated for reasons other than for Cause. Such termination shall be effective immediately upon written notice to the Executive. In the event of a termination pursuant to this 5.1(b), the Executive shall be entitled to any accrued but unpaid Base Salary, any earned but unpaid Bonus and Profit Sharing Bonus for the fiscal year which ended prior to the Termination Date, any accrued but unused vacation, any unreimbursed expenses through the Termination Date and Base Salary, Bonuses and Profit Sharing Bonuses that would have been payable for the balance of the remaining Term. Subject to the waiver of claims as provided in Section 5.1(d), the Executive shall also be eligible to receive the continued coverage under the Bank’s group health plan as provided in Section 5.1(c). Except as provided under Sections 3.6, 5.5 and 5.6 and as required by law, Executive shall not be entitled to any other compensation, bonus, severance pay or post-termination benefits. Other than the amounts payable pursuant to Sections 3.6 and 5.1(c), all amounts payable pursuant to this Section 5.1(b) shall be paid in a single-sum cash payment as soon as administratively practicable after the Termination Date and in determining the amount of Profit Sharing Bonuses that would have been payable, the Bank shall use the average of Profit Sharing Bonuses paid to similarly situated executives for the three full fiscal years immediately preceding the Termination Date.

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(c) Group Health Benefits. Subject to Section 5.1(d) below, the Executive will be eligible to continue to participate in Bank’s group health plan until the attainment of age 65, provided that the Bank continues to sponsor a group health plan (the “Healthcare Plan”), upon the Executive’s timely election to do so. In the event the Executive elects such continued coverage, the Executive may elect continued coverage for her dependents who are participating in the Healthcare Plan on the Termination Date for the duration of the Executive’s continued coverage to the extent such dependents remain eligible for dependent coverage under the terms of the Healthcare Plan. The Bank shall pay for the continued coverage for the Executive and, if elected, her eligible dependents provided for pursuant to this Section 5.1(c) by making payment of both the Bank’s and Executive’s premiums under the Healthcare Plan, including any applicable administrative processing fees directly to the Healthcare Plan administrator. Notwithstanding the above, the entitlement to this continued coverage under the Healthcare Plan will cease immediately upon the Executive’s entitlement to coverage under any employer-sponsored group health plan or any government-sponsored health program, except as may be required by law, and shall not be renewed. The Executive has the duty to immediately inform the Company of her entitlement to such other health plan or program coverage. The continued coverage under the Healthcare Plan provided for in this Section 5.1(c) shall be a part of, and not in addition to, any COBRA coverage which the Executive may elect and shall run concurrently therewith.

(d) Waiver of Claims. The Executive agrees that in the event of any termination of this Agreement that results in the continued coverage under the Bank’s group health plan as provided in Section 5.1(c) (the “Severance Package”), except to the extent required by law, prior to such coverage and as a condition to and as consideration for such coverage, the Executive shall sign a general release of any and all claims that the Executive, her heirs and assigns and/or her estate may have against WGNB or the Bank or its related parties related to her employment and such payment in substantially the form attached hereto as Exhibit “A”. Such waiver of claims must be executed and returned to the Bank by the Executive no later than the twenty-first (21st) calendar day following the Termination Date, or the Executive will have waived her right to the Severance Package.

5.2  Termination by Executive for Good Reason. The Executive may terminate her employment for “Good Reason” upon sixty (60) days’ prior written notice to the Bank and WGNB; provided, however, that prior to delivering such 60-day notice, the Executive has provided an advance written notice to WGNB or the Bank that identifies the manner in which the Executive believes that she is eligible for Good Reason termination, and WGNB and the Bank have had at least fifteen (15) business days following delivery of the advance written notice to correct the situation to the satisfaction of the Executive and have not done so. Upon a termination for Good Reason, the Executive shall be entitled to any accrued but unpaid Base Salary, any earned but unpaid Bonus and Profit Sharing Bonus for the fiscal year which ended prior to the Termination Date, any accrued but unused vacation, any unreimbursed expenses through the Termination Date, and Base Salary, Bonuses and Profit Sharing Bonuses that would have been payable for the balance of the remaining Term. Subject to the waiver of claims as provided in Section 5.1(d), the Executive shall also be eligible to receive the continued coverage under the Healthcare Plan as provided in Section 5.1(c). Except as provided under Sections 3.6, 5.5 and 5.6 and as required by law, Executive shall not be entitled to any other compensation, bonus, severance pay or post-termination benefits. Other than the amounts payable pursuant to Sections 3.6 and 5.1(c), all amounts payable pursuant to this Section 5.2 shall be paid in a single-sum cash payment as soon as administratively practicable after the Termination Date and in determining the amount of Profit Sharing Bonuses that would have been payable, the Bank shall use the average of Profit Sharing Bonuses paid to similarly situated executives for the three full fiscal years immediately preceding the Termination Date.

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5.3  Termination of Agreement by Reason of Executive’s Death or Disability. This Agreement shall terminate immediately upon the termination of the Executive’s employment due to the death of the Executive or due to written notice from WGNB or the Bank to the Executive if she shall at any time become incapacitated by reason of a Disability. Upon the Executive’s termination due to death or Disability, the Executive, or her estate in the case of her death, shall be entitled to any earned but unpaid Base Salary, any accrued but unused vacation, any earned but unpaid Bonus and/or Profit Sharing Bonus for the fiscal year which ended prior to the Termination Date, and unreimbursed expenses through the Termination Date. Except as provided under Sections 3.6 (to the extent applicable), 5.5 and 5.6 and as required by law, neither the Executive nor the Executives estate, heirs and other legal representatives shall be entitled to any other compensation, bonus, severance pay or post-termination benefits. Other than the amounts payable pursuant to Sections 3.6 and 5.1(c), all amounts payable pursuant to this Section 5.3 shall be paid in a single-sum cash payment as soon as administratively practicable after the Termination Date

5.4  Termination by Executive. Executive may terminate this Agreement and her employment with the Bank and WGNB upon thirty (30) days’ written notice to each of the Bank and WGNB. Upon such a termination, the Executive shall be entitled to any accrued but unpaid Base Salary, any accrued but unused vacation, and any unreimbursed expenses through the Termination Date. Except as provided under Sections 5.5 and 5.6 and as required by law, Executive shall not be entitled to any other compensation, bonus, severance pay or post-termination benefits. Other than the amounts payable pursuant to Sections 3.6 and 5.1(c), all amounts payable pursuant to this Section 5.4 shall be paid in a single-sum cash payment as soon as administratively practicable after the Termination Date.

5.5  Equity Compensation After Termination Date. Any outstanding equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plan under which such grants or awards were made.

5.6  Other Benefits After Termination Date. Except for the payments and benefits, if any, provided under this Article 5, no other benefits, compensation or other remuneration of any type, whether taxable or nontaxable, shall be payable to the Executive after her Termination Date, except as required by law or by the applicable terms and provisions of any employee benefit plan applicable to the Executive.

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5.7  Specified Employee. Notwithstanding any of the provisions under this Article 5 to the contrary, in the event that, in order to comply with the provisions of Code Section 409A(a)(2)(B)(i), a payment under this Article 5 must be made no earlier than six (6) months following the Executive’s separation of service as a result of her status as a “specified employee,” such payment shall be accordingly delayed and shall be paid (without any interest) as soon as administratively possible following the six (6) month anniversary of the Executive’s separation of service.

5.8  Excess Parachute Payment. Notwithstanding anything herein to the contrary, neither WGNB nor the Bank shall pay to the Executive any amount which shall be deemed to constitute an “excess parachute payment” in accordance with Code Section 280G. Either WGNB or the Bank shall reduce any amount due hereunder by such minimum amount necessary to cause the total amount payable to the Executive in the applicable year not to constitute an “excess parachute payment.”

6.

MISCELLANEOUS PROVISIONS

6.1 Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of the applicable restrictive covenant is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

6.2 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

6.3 Waiver of Breach. The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a wavier of any subsequent breach by the other party hereto.

6.4 Successors and Assigns. This Agreement shall inure to the benefit of WGNB, the Bank and its Affiliates, and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive’s estate and/or legal representatives.

6.5 Assignment of Agreement. This Agreement may not be assigned by any of the parties without the express written consent of the other parties to this Agreement; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon each successor of WGNB and/or the Bank, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

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6.6 Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

(a) If to the Executive:	Ms. Mary M. Covington

(b) If to the Bank:	West Georgia National Bank
P.O. Box 280
Carrollton, Georgia 30112
Attention: Chief Executive Officer

(c) If to WGNB:	WGNB Corp.
P.O. Box 280
Carrollton, Georgia 30112
Attention: Chairman
6.7 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. All understanding and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. This Agreement may not be changed orally but only by an agreement in writing signed by both parties.

6.8 Survival of Provisions. The provisions of Section 3.6 “Term Life Insurance Policy”, Section 4 “Restrictive Covenants” and Section 5.1(c) “Group Health Benefits” shall survive termination of this Agreement.

6.9 Application of Code Section 409A. It is the intent of the parties to this Agreement that this Agreement shall be interpreted, construed and operated in compliance with any applicable provisions of Code Section 409A. To the extent that future regulations issued pursuant to Code Section 409A require any amendments to this Agreement, the parties agree that they will consent to, and make, such amendments.

6.10 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of this 1st day of July, 2007.

EXECUTIVE:

/s/ Mary M. Covington

WEST GEORGIA NATIONAL BANK		WGNB CORP.
By:	/s/ H. B. Lipham, III	By:	/s/ H. B. Lipham, III
	H. B. Lipham, III		H. B. Lipham, III
	Chief Executive Officer		Chief Executive Officer

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EXHIBIT “A”

GENERAL RELEASE

In accordance with the terms of that certain Employment Agreement (the “Employment Agreement”) dated ________ ___, 2007, between WEST GEORGIA NATIONAL BANK, a national Banking Association (the “Bank”) and the Bank’s Sole Shareholder, WGNB CORP., a Georgia Bank Holding Company (“WGNB”), and MARY M. COVINGTON (the “Executive”), the Executive hereby enters into this General Release, in consideration of the Severance Package (as defined in the Employment Agreement) that she will receive as a result of her termination of employment effective as of ________________, 20___, to which she would not otherwise be entitled, as follows:

The Executive agrees, for herself, her spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on her behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit and forever discharge the Bank and WGNB, their Affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Bank and WGNB and said plans’ fiduciaries, agents, related trusts and trustees (the “Bank’s Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Bank’s Parties by reason of, arising out of, related to, or resulting from Executive’s employment with the Bank or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1966, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Veteran’s Readjustment Act of 1974, and the Rehabilitation Act of 1973.

It is understood and agreed that the above waiver of benefits and claims do not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the Bank or WGNB which have accrued as of the termination date and does not include a waiver of the right to benefits and payment of consideration to which the Executive may be entitled under the Employment Agreement. The Executive acknowledges that she is only entitled to the severance benefits and compensation set forth in the Employment Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

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This paragraph shall apply only if the Executive has attained age 40 or over at the time of her termination of employment. The Executive hereby acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under ADEA and that the consideration given under the Employment Agreement for this General Release is in addition to anything of value to which she was already entitled. She further acknowledges that she has been advised by this writing, as required by the ADEA, that: (A) the waiver and release do not apply to any rights or claims that may arise on or after the date she executes this Release; (B) she has the right to consult with an attorney prior to executing this Release; (C) she has twenty-one (21) days to consider this Release (although she may choose to voluntarily execute this Release earlier); (D) she has seven (7) days following her execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after she executes this Release.

Agreed to, acknowledged and executed by the Executive this ___________ day of ____________________, 20______.

________________________________________
MARY M. COVINGTON

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EXHIBIT “B”

APPROVED INVESTMENTS/ACTIVITIES PURSUANT TO SECTION 2.2

General Partner, McCalman Limited Partnership

Managing Partner, Healing Properties LLC

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